UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2011

GRANT PARK FUTURES FUND
LIMITED PARTNERSHIP
(Exact Name of Registrant as Specified in its Charter)

____________________________

Illinois	000-50316	36-3596839
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
c/o Dearborn Capital Management, L.L.C. 626 West Jackson Blvd., Suite 600 Chicago, Illinois		60661 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (312) 756-4450

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On October 31, 2011, MF Global Holdings Ltd., the parent of MF Global Inc. (collectively “MF Global”), one of the clearing brokers of Grant Park Futures Fund Limited Partnership (“Grant Park”), filed for bankruptcy protection under Chapter 11 of the U.S. bankruptcy laws.

Three of Grant Park’s twelve commodity trading advisors executed a portion of their trading activity through MF Global. In the aggregate, the assets of Grant Park allocated to these CTAs and previously cleared through MF Global represent approximately 2.3%, or approximately $20 million, of Grant Park’s total assets.  As of September 30, 2011, Grant Park had total assets of $885.65 million. None of these traders executed any Forex trading through the firm.

On October 31, 2011, Grant Park established customer segregated accounts at Jefferies Bache LLC (“Jefferies”), an affiliate of Jefferies & Company, and the trading positions previously established at MF Global are currently in the process of being transferred to Jefferies.  As a result, Grant Park’s CTAs will continue to trade those positions with Jefferies. Grant Park’s other clearing brokers, Newedge USA LLC and UBS Securities LLC, continue to clear trades for Grant Park in the normal course.

Approximately 2.3% of Grant Park’s assets remain at MF Global and are held in cash and U.S. Treasury bills in customer segregated or secured accounts.  MF Global’s regulators, including the Commodity Futures Trading Commission, have suspended the transfer of all cash positions from MF Global until they can determine the issues relating to the ultimate bankruptcy of that firm.

Dearborn Capital Management, LLC, Grant Park’s general partner, continues to monitor the situation relating to MF Global and to work with the firm to facilitate the orderly transfer of all of Grant Park’s existing cash balances currently held at MF Global to Jefferies.

Attached as Exhibit 99.1 is a copy of Grant Park's press release relating to these matters, which is incorporated herein by reference.

 Item 9.01.  Financial Statements and Exhibits.

(d)    Exhibits

Exhibit	Description of Exhibit
99.1	Press release dated November 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANT PARK FUTURES FUND LIMITED PARTNERSHIP

	By:	Dearborn Capital Management, L.L.C.
Date: November 1, 2011		its General Partner

	By:	/s/Maureen O’Rourke
Maureen O’Rourke
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description of Exhibit
99.1	Press release dated November 1, 2011.